Exhibit 99

From:    Brian Manthey (news media)
414-221-4444
brian.manthey@we-energies.com

Colleen F. Henderson, CFA (analysts)
414-221-2592
colleen.henderson@wisconsinenergy.com

Feb. 2, 2012

Wisconsin Energy posts fourth quarter and full-year results for 2011

MILWAUKEE - Wisconsin Energy (NYSE: WEC) today reported net income from continuing operations of $114.1 million or 49 cents a share for the fourth quarter of 2011. This compares with net income from continuing operations of $125.6 million or 53 cents a share for the fourth quarter of 2010.

Fourth quarter 2011 revenues were $1.11 billion, compared with $1.09 billion in the corresponding quarter a year ago. For the full year 2011, revenues rose to $4.49 billion, up from $4.20 billion in 2010.

Net income from continuing operations for 2011 totaled $512.8 million or $2.18 a share - up from $454.4 million or $1.92 a share in 2010.

A major factor contributing to the year's strong performance was income from the company's Power the Future plan. Earnings from Power the Future assets increased by 18 cents a share, driven by investment in the second new generating unit at the company's Oak Creek site. The second expansion unit at Oak Creek began commercial service in January 2011.

For the year, consumption of electricity by large commercial and industrial customers grew slightly - by 0.3 percent - while electricity use by small commercial and industrial customers was down by 0.3 percent. Residential electricity use declined by 1.8 percent from the prior year because of milder summer weather.

“Our sales to large commercial and industrial customers came in better than forecast,” said Gale Klappa, chairman, president, and chief executive. “We expected a decline in sales because of known plant closings in the region. As the year progressed, however, we saw strength in several sectors - including iron ore mining, specialty steel, industrial machinery, and printing and publishing.”

At the end of December, the company was serving 2,267 more electric customers and 3,748 more natural gas customers than a year ago.

“By virtually every meaningful measure, 2011 was an exceptional year for Wisconsin Energy,” noted Klappa. “We achieved milestones in customer satisfaction, employee safety, and network reliability. We delivered solid earnings growth and made significant progress toward a dividend payout that is more competitive with our peers.”

Earnings per share listed in this news release are on a fully diluted basis. Prior year earnings per share were restated to reflect the two-for-one stock split that occurred on March 1, 2011.

Conference call
A conference call is scheduled for 1 p.m. Central time on Feb. 2, 2012. The presentation will review 2011 fourth quarter and year-end earnings and will discuss the company's outlook for the future.

All interested parties, including stockholders, news media and general public, are invited to listen to the presentation. The conference call may be accessed by dialing
866-439-9410 up to 15 minutes before the call begins. International callers may dial 706-643-5658. The conference ID is 41739267. Access also may be gained through the company's website (wisconsinenergy.com). Click 'Fourth Quarter, Year-End Earnings Release and Conference Call' and then click 'Go to webcast.' In conjunction with this earnings announcement, Wisconsin Energy will post on its website a package of detailed financial information on its fourth quarter and year-end performance. The materials will be available at 6:30 a.m. Central time on Feb. 2, 2012.

Replay
A replay will be available on the website and by phone after the presentation. Access to the webcast replay will be available on the website about two hours after the presentation. Access to a phone replay also will be available approximately two hours after the presentation and remain accessible through Feb. 16, 2012. Domestic callers should dial 855-859-2056. International callers should dial 404-537-3406. The replay conference ID is 41739267.

Wisconsin Energy Corporation (NYSE: WEC), based in Milwaukee, is one of the nation's premier energy companies, serving more than 1.1 million electric customers in Wisconsin and Michigan's Upper Peninsula and more than 1 million natural gas customers in Wisconsin. The company's principal utility is We Energies. The company's other major subsidiary, We Power, designs, builds and owns electric generating plants.

Wisconsin Energy Corporation (www.wisconsinenergy.com), a component of the S&P 500, has more than $13 billion of assets, approximately 4,600 employees and more than 43,000 stockholders of record.

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Tables Follow

WISCONSIN ENERGY CORPORATION
CONSOLIDATED CONDENSED INCOME STATEMENTS

	Three Months Ended December 31		Year Ended December 31
	2011	2010	2011	2010
	(Millions of Dollars, Except Per Share Amounts)

Operating Revenues	$1,113.2	$1,089.8	$4,486.4	$4,202.5

Operating Expenses
Fuel and purchased power	265.2	228.5	1,169.7	1,099.9
Cost of gas sold	195.3	232.5	728.7	751.5
Other operation and maintenance	347.5	356.5	1,256.8	1,327.5
Depreciation and amortization	84.0	77.0	330.2	305.6
Property and revenue taxes	28.2	26.2	113.7	106.0
Total Operating Expenses	920.2	920.7	3,599.1	3,590.5

Amortization of Gain	—	46.6	—	198.4

Operating Income	193.0	215.7	887.3	810.4

Equity in Earnings of Transmission Affiliate	16.1	14.6	62.5	60.1
Other Income and Deductions, net	19.6	14.7	62.7	40.2
Interest Expense, net	58.2	51.5	235.8	206.4

Income from Continuing Operations Before Income Taxes	170.5	193.5	776.7	704.3

Income Tax Expense	56.4	67.9	263.9	249.9

Income from Continuing Operations	114.1	125.6	512.8	454.4

Income from Discontinued Operations, Net of Tax	1.9	0.3	13.4	2.1
Net Income	$116.0	$125.9	$526.2	$456.5

Earnings Per Share (Basic)
Continuing operations	$0.49	$0.54	$2.20	$1.94
Discontinued operations	0.01	—	0.06	0.01
Total Earnings Per Share (Basic)	$0.50	$0.54	$2.26	$1.95

Earnings Per Share (Diluted)
Continuing operations	$0.49	$0.53	$2.18	$1.92
Discontinued operations	0.01	—	0.06	0.01
Total Earnings Per Share (Diluted)	$0.50	$0.53	$2.24	$1.93

Weighted Average Common Shares Outstanding (Millions)
Basic	230.9	233.8	232.6	233.8
Diluted	233.6	236.8	235.4	236.7

Dividends Per Share of Common Stock	$0.26	$0.20	$1.04	$0.80

WISCONSIN ENERGY CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS

	December 31
	2011	2010
	(Millions of Dollars)
Assets

Property, Plant and Equipment, Net	$10,160.4	$9,601.5

Investments
Equity investment in transmission affiliate	349.7	330.5
Other	43.6	45.8
Total Investments	393.3	376.3

Current Assets
Cash and cash equivalents	14.1	24.5
Restricted cash	45.5	8.3
Accounts receivable	349.4	344.6
Income taxes receivable	155.1	83.7
Accrued revenues	252.7	280.3
Materials, supplies and inventories	382.0	379.1
Prepayments	140.3	125.6
Other	87.1	85.0
Total Current Assets	1,426.2	1,331.1

Deferred Charges and Other Assets
Regulatory assets	1,238.7	1,090.1
Goodwill	441.9	441.9
Other	201.6	218.9
Total Deferred Charges and Other Assets	1,882.2	1,750.9

Total Assets	$13,862.1	$13,059.8

Capitalization and Liabilities

Capitalization
Common equity	$3,963.3	$3,802.1
Preferred stock of subsidiary	30.4	30.4
Long-term debt	4,614.3	3,932.0
Total Capitalization	8,608.0	7,764.5

Current Liabilities
Long-term debt due currently	32.6	473.4
Short-term debt	669.9	657.9
Accounts payable	325.7	315.4
Accrued payroll and vacation	105.9	88.3
Other	230.4	186.1
Total Current Liabilities	1,364.5	1,721.1

Deferred Credits and Other Liabilities
Regulatory liabilities	902.0	883.8
Deferred income taxes - long-term	1,696.1	1,154.8
Deferred revenue, net	754.5	805.5
Pension and other benefit obligations	222.7	353.2
Other	314.3	376.9
Total Deferred Credits and Other Liabilities	3,889.6	3,574.2

Total Capitalization and Liabilities	$13,862.1	$13,059.8

WISCONSIN ENERGY CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

	Year Ended December 31
	2011	2010
	(Millions of Dollars)
Operating Activities
Net income	$526.2	$456.5
Reconciliation to cash
Depreciation and amortization	336.4	317.4
Contributions to qualified benefit plans	(277.4)	—
Deferred income taxes and investment tax credits, net	430.6	104.9
Working capital and other	(22.4)	(68.4)
Cash Provided by Operating Activities	993.4	810.4

Investing Activities
Capital expenditures	(830.8)	(798.2)
Proceeds from asset sales	41.5	68.7
Change in restricted cash	(37.2)	186.2
Other investing activities, net	(66.0)	(90.2)
Cash Used in Investing Activities	(892.5)	(633.5)

Financing Activities
Common stock issued (repurchased), net	(139.5)	(65.7)
Dividends paid on common stock	(242.0)	(187.0)
Change in debt, net	265.4	71.1
Other financing activities, net	4.8	9.0
Cash Used in Financing Activities	(111.3)	(172.6)

Change in Cash	(10.4)	4.3

Cash at Beginning of Year	24.5	20.2

Cash at End of Year	$14.1	$24.5